Exhibit 99.1

LIQUIDITY PROGRAM AND STANDSTILL AGREEMENT

This Liquidity Program and Standstill Agreement (the “Agreement”) is made and entered into effective as of the fourth day of October, 2010 by and among Deutsche Investment Management Americas Inc. (“DWS Investments”), a Delaware corporation with its principal place of business at 345 Park Avenue, New York, New York 10154, Arthur D. Lipson, Western Investment LLC, a Delaware limited liability company, having a place of business at 7050 South Union Park Center, Suite 590, Midvale, Utah 84047, and its officers, directors, partners, employees and “affiliated persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), Benchmark Plus Management, LLC, a Delaware limited liability company, having a place of business at 820 A Street, Suite 700, Tacoma, Washington 98402, and its officers, directors, partners, employees and “affiliated persons” (as that term is defined in the 1940 Act).  Western Investment LLC, Benchmark Plus Management, LLC and Mr. Lipson are referred to herein collectively as “Western,” and any pooled investment vehicles managed or controlled by Western are referred to herein collectively as the “Western Funds.”

WHEREAS, DWS Investments is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and acts pursuant to investment advisory or investment management contracts as the investment adviser or investment manager, as applicable, to various registered closed-end management investment companies (the “DWS Closed-End Funds”), including DWS Dreman Value Income Edge Fund, Inc. (“DHG”), DWS RREEF World Real Estate Fund, Inc. (“DRP”), and DWS Global High Income Fund (“LBF”);

WHEREAS, Western and the Western Funds are stockholders of a number of DWS Closed-End Funds and, since 2008, have engaged in, or have stated their intention to engage in, proxy contests with respect to the election of directors and the approval of stockholder proposals on a variety of topics relating the governance and management of certain DWS Closed-End Funds;

WHEREAS, Western and certain Western Funds have submitted, or have provided advance notice of their intention to submit, stockholder proposals for consideration at the next annual meeting of stockholders of LBF, and have provided advance notice of their intention to solicit proxies in support of Western nominees for election as directors at that meeting (the “Current Western Proposals”); and

WHEREAS, the parties to this Agreement wish to resolve disputed matters concerning the Current Western Proposals and possible future actions by Western with regard to the DWS Closed-End Funds;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, and without any admission of liability, or inadequacy of claims, whatsoever by any of the parties, the parties agree as follows:

1.
Recommendations to the Board.  Promptly following the execution of this Agreement, DWS Investments shall recommend to the Boards of Directors and Boards of Trustees of the DWS Closed-End Funds (collectively, the “Board”) undertaking the following measures:

(a)	The Board should adopt, solely with respect to DHG and LBF (the “Covered Funds”), a program of issuer tender offers on the following terms (the “Tender Offer Program”):

(i)
On or before October 22, 2010, each Covered Fund shall commence an issuer tender offer for up to 25% of such Covered Fund’s outstanding common shares at a price equal to 99% of the net asset value of such shares calculated as of the close of trading on the New York Stock Exchange (“NYSE”) on the day after the date on which the offer expires, subject to substantially the same conditions as are set forth in Appendix A hereto.

(ii)	Each Covered Fund will use reasonable efforts to conduct its tender offer on a strictly pro-rata basis, without granting priority or preference to holders of “odd lots” when accepting shares tendered.

(iii)	Each Covered Fund shall offer to pay for tendered shares solely in cash.

(b)	The Board should authorize and direct DHG to conduct open-market repurchases of its own common shares on the following terms (the “DHG Repurchase Program”):

(i)
The DHG Repurchase Program will commence on December 1, 2010 and terminate on May 31, 2011, during which period DHG will conduct repurchases when its common shares are trading on the New York Stock Exchange at a discount to net asset value in excess of 5%, subject to the conditions set forth below.

(ii)
DHG will use its best efforts to seek to maximize the number of shares repurchased on each given trading day, subject to any applicable legal constraints including (without limitation) restrictions on trading volumes and prohibitions on the use of material non-public information; provided, however, that under no circumstances will DHG repurchase in a given calendar month a number of shares greater than 2% of DHG’s total outstanding common shares as of the beginning of such month.

(iii)
DWS Investments will post on its website as soon as reasonably practicable each month the total number of shares repurchased under the DHG Repurchase Program during the preceding calendar month, and will include a summary of the accretive value of such repurchases to the per-share net asset value of DHG.

(c)
The Board should authorize changing DHG’s primary investment objective, with corresponding changes to DHG’s investment strategy and policies, to reflect an increased emphasis on seeking high yield (the “DHG Repositioning”).

(d)
The Board should approve a merger of DRP into DWS RREEF Global Real Estate Securities Fund (the “RREEF Open-End Fund”), an open-end fund managed by DWS Investments (the “DRP Merger”), subject to such usual and customary terms and conditions as the Board may deem appropriate on behalf of DRP and/or the RREEF Open-End Fund, including that each stockholder of DRP shall receive a number of full and fractional shares of the RREEF Open-End Fund equal in value, as of the date of the exchange, to the net asset value of such stockholder’s shares of DRP; provided, however, that shares of the RREEF Open-End Fund received in the DRP Merger may be subject to a redemption fee of no greater than 0.5% for a period of no longer than six months after the consummation of the merger transaction.  The Board should recommend that stockholders approve the DRP Merger and direct DRP and DWS Investments to use customary and reasonable efforts to solicit and obtain proxies in favor of approval of the DRP Merger from stockholders of DRP.  DWS Investments shall use reasonable efforts, consistent with its fiduciary duties, to cause the DRP Merger to be consummated on or before March 1, 2011.

(e)
The Board should authorize the issuance of a press release (the “Announcement”) to announce the approval of the Tender Offer Program, the DHG Repurchase Program, the DHG Repositioning and the DRP Merger, substantially in the form as attached in Appendix B.

(f)
The Board should authorize one or more DWS Closed-End Funds and/or DWS Investments to make cash payment(s) to Western Investment LLC in the aggregate amount of $300,000 (the “Reimbursement Payment”), as reimbursement for costs incurred by Western and the Western Funds in proxy contests with respect to the DWS Closed-End Funds, as well as in recognition of the potential benefits to stockholders of the DWS Closed-End Funds as a result of Western’s actions and the covenants set forth in this Agreement.  The Board should cause the Reimbursement Payment to be paid in immediately available funds as soon as reasonably practicable following the issuance of the Announcement.

2.
Western Obligations.  Effective upon the later of the Announcement (reflecting Board approval of the Tender Offer Program, the DHG Repurchase Program, the DHG Repositioning and the DRP Merger) and the receipt by Western of the full Reimbursement Payment, Western agrees as follows:

(a)
Western and the Western Funds shall take all necessary steps to withdraw all stockholder proposals and all proposed slates of director nominees with regard to DWS Closed-End Funds within five business days of the later of the Announcement (reflecting Board approval of the Tender Offer Program, the DHG Repurchase Program, the DHG Repositioning and the DRP Merger) and the receipt by Western of the full Reimbursement Payment.

(b)
Western and the Western Funds shall not submit any requests or demands to exercise their rights of inspection prior to the upcoming 2011 annual meeting of stockholders of any DWS Closed-End Fund (2010 in the case of LBF), and shall withdraw any such requests or demands already made.

(c)
Western and each Western Fund shall, for so long as this Agreement remains in effect or until the Release Date (as defined below) if earlier, (i) refrain from directly or indirectly making any stockholder proposals concerning any DWS Closed-End Fund; (ii) vote in accordance with the Board’s recommendations on nominees for election as Directors/Trustees of any DWS Closed-End Fund;  (iii) vote in favor of the DRP Merger; (iv) refrain from directly or indirectly soliciting or encouraging others to vote against the Board’s recommendations on any matters affecting any DWS Closed-End Fund; (v) refrain from proposing any nominees for election to the Board; (vi) refrain from directly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving any DWS Closed-End Fund, including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of a DWS Closed-End Fund’s assets; (vii) refrain from granting a proxy with respect to shares of any DWS Closed-End Fund other than to officers of, or other persons named as proxies by, such DWS Closed-End Fund; (viii) refrain from executing any written consent with respect to any DWS Closed-End Fund shares other than as may be solicited by such DWS Closed-End Fund; (ix) refrain from joining or participating in a group concerning any DWS Closed-End Fund; (x) refrain from seeking the removal of any member of the Board; and (xi) refrain from seeking control or influence over the management or policies of any DWS Closed-End Fund.  For the purposes of this Agreement, the “Release Date” will be October 31, 2015.

Notwithstanding the foregoing, (i) if the Announcement is not issued on or prior to October 4, 2010, together with Western’s receipt of the Reimbursement Payment in accordance with Section 1(f) hereof, or (ii) if at any time following the issuance of the Announcement and Western’s receipt of the Reimbursement Payment, there is a failure to perform in all respects, pursuant to the terms described herein, any of the Tender Offer Program, the DHG Repurchase Program, the DHG Repositioning or the DRP Merger, or if DWS Investments or any of the DWS Closed-End Funds modifies, amends, changes or cancels, or publicly indicates an intent to do so, in any respect any of the Tender Offer Program, the DHG Repurchase Program, the DHG Repositioning or the DRP Merger, then in either of the events described in clause (i) or (ii) hereof, Western’s obligations under Sections 2 and 3 of this Agreement shall terminate and be of no further force and effect.    With respect to the DRP Merger, neither DRP nor DWS Investments shall be deemed to have failed to perform provided that each shall have discharged its obligations as set forth in Section 1(d) herein.

3.
No Disparagement.  For a period from the date hereof through the Release Date, each party hereto shall refrain from directly or indirectly disparaging, impugning or taking any action reasonably likely to damage the reputation of any other party, their members, directors, officers or employees, or any of the members of the Board, in each case with respect to any DWS Closed-End Fund.  The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

4.
No Assignment.  This Agreement shall be binding upon the parties and, except as otherwise provided herein, upon their respective legal successors.  No party may assign this Agreement without the prior written consent of each other party and any such attempted assignment shall be void.

5.
Third-Party Beneficiaries.  The parties agree that the DWS Closed-End Funds are intended as third-party beneficiaries of this Agreement, and that any DWS Closed-End Fund is entitled to rely on and may enforce the terms and provisions hereof directly as if it were a party hereto.

6.
Applicable Law & Jurisdiction  The validity of this Agreement, the construction and enforcement of its terms, and the interpretations of the rights and duties of the parties shall be governed by the laws of the State of New York, without regard to conflicts-of-law principles.  Additionally, the parties agree that the United States District Court for the Southern District of New York (the “District Court”) shall have exclusive jurisdiction to hear and determine any suit, action or proceeding arising under this Agreement.  For such purpose, each of the Parties irrevocably submits to the District Court’s jurisdiction.  If the District Court lacks federal subject matter jurisdiction with respect to any such suit, action or proceeding, each of the Parties irrevocably agrees that any state court sitting in the City and County of New York (the “State Court”) shall have exclusive jurisdiction to hear and determine any such suit, action or proceeding; and, for such purpose, each of the Parties irrevocably submits to the State Court’s jurisdiction and agrees that the Parties will request any such case be assigned to the State Court’s Commercial Division.

7.
Waiver of Jury Trial.  To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any suit, action or proceeding arising under this Agreement.

8.
Damages; Injunctive Relief.  In addition to such other monetary damages as may be available at law to DWS Investments and any DWS Closed-End Funds in the event of a material breach by Western or its affiliates under this Agreement, Western agrees to return to the applicable DWS Closed-End Funds the full amount of the Reimbursement Payment if such a breach occurs and is continuing for more than 30 days.  Each party acknowledges that a breach of its obligations under this Agreement may result in irreparable harm to another party for which monetary damages will not be sufficient.  Each party hereto agrees that, in the event of a breach or threatened breach by another party of its obligations under this Agreement, each non-breaching party shall be entitled, in addition to its other rights and remedies hereunder or at law, to injunctive or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction, including specific performance of the obligations set forth in Paragraph 2 of this Agreement.

10.
Modification.  No modification, amendment, supplement to or waiver of this Agreement of any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by all parties.

11.
Invalidity.  In the event that any one or more of the provisions of this Agreement shall for any reasons be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision or provisions shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the economic effect and intent of the parties underlying the invalid, illegal or unenforceable provision or provisions.

12.
No Waiver.  A waiver or breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default.  The failure or delay in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

13.	Counterparts. This Agreement may be executed in one or more counterparts transmitted by facsimile or other electronic means, and each counterpart shall have the effect of an original.

14.
Term and Termination.  This Agreement shall remain in effect until the earliest of the following: (a) October 31, 2015, or (b) such other date as the parties may agree in writing.  Notwithstanding the foregoing, Western shall acquire the right to terminate this Agreement by written notice if, at any time, (x) the Board shall have rescinded the Tender Offer Program with respect to either Covered Fund, or (y) the Board shall have revoked its approval of the DRP Merger, or ceased to recommend stockholder approval thereof, prior to conclusion of the DRP stockholders’ meeting called for the purpose of voting thereon.

15.
Notices.  Unless otherwise provided herein, all notices called for by this Agreement shall be given in writing, or by facsimile transmission.  Until notice is given to the contrary in accordance with this Paragraph 15, all notices to the respective parties shall be directed to:

If to DWS Investments:

Deutsche Investment Management Americas, Inc.
100 Plaza One - 3rd Floor
Jersey City, New Jersey 07311
Attention: Michael G. Clark, Managing Director
Telephone: (201) 593-6409
Facsimile: (646) 502-4364

with a copy to:

Deutsche Investment Management Americas, Inc.
One Beacon Street
Boston, Massachusetts 02108
Attention: Caroline Pearson, Esq.
Telephone: (617) 295-2565
Facsimile: (617) 443-7059

If to Western Investment LLC or Arthur D. Lipson:

Western Investment LLC
7050 South Union Park Center, Suite 590
Midvale, Utah 84047
Attention: Arthur D. Lipson
Telephone: (801) 568-1400
Facsimile: (801) 568-1417

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Adam W. Finerman, Esq.
Telephone: (212) 451-2289
Facsimile: (212) 451-2222

If to Benchmark Plus Management, LLC:

Benchmark Plus Management, LLC
820 A Street, Suite 700
Tacoma, Washington 98402
Attention: Robert Ferguson/Scott Franzblau
Telephone: (253) 573-0657
Facsimile: (253) 396-9066

16.
Entire Agreement.  This Agreement and any other written agreement entered into by the parties on or after the date of this Agreement shall constitute the entire Agreement among the parties and shall supersede all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, among the parties respecting the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.

By:	/s/ W. Douglas Beck
	Name:	W. Douglas Beck
	Title:	Managing Director

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.

By:	/s/ Michael G. Clark
	Name:	Michael G. Clark
	Title:	Managing Director

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

ARTHUR D. LIPSON

/s/ Arthur D. Lipson

BENCHMARK PLUS MANAGEMENT, LLC

By:	/s/ Robert S. Ferguson
	Name:	Robert S. Ferguson
	Title:	Member

Liquidity Program and Standstill Agreement – Signature Page

Appendix A

Conditions to Each Tender Offer

A Covered Fund will not accept tenders during any period when (a) such transactions, if consummated, would (i) result in the delisting of such Covered Fund’s shares from the NYSE or (ii) impair, jeopardize or cause the loss of such Covered Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (b) there is any  (i) legal or regulatory action or proceeding instituted or threatened challenging the tender offer or transactions constituent thereto, (ii) suspension of or limitations on prices for trading securities generally on the NYSE, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting such Covered Fund imposed by federal or state authorities on the extension of credit by lending institutions or (v) outbreak or escalation of hostilities, declaration by the United Sates of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board, impractical or inadvisable to proceed with the tender offer; or (c) the Board determines in good faith that effecting any transaction constituent to the tender offer would constitute a breach of their fiduciary duty owed to the Covered Fund or its shareholders.

A-1

Appendix B

B-1